As filed with the Securities and Exchange Commission on March 28, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
 NCI BUILDING SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	76-0127701
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

10943 North Sam Houston Parkway West	77064
Houston, Texas 77064	(Zip Code)
(Addresses of Principal Executive Offices)

 NCI Building Systems, Inc. 2003 Long-Term Stock Incentive Plan
(As Amended and Restated effective January 27, 2018)
(Full title of the plan)

 Todd R. Moore
Executive Vice President, Chief Legal, Risk & Compliance Officer and Corporate Secretary
10943 North Sam Houston Parkway West
Houston, Texas 77064
(Name and address of agent for service)

(281) 897-7788
(Telephone number, including area code, of agent for service)

 copy to:

Elizabeth Pagel Serebransky
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
(212) 909-6916
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Calculation of Registration Fee

Name of Plan	Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
NCI Building Systems, Inc. 2003 Long-Term Stock Incentive Plan	Common Stock $0.01 par value per share	1,950,000	$17.475	$34,076,250	$4,242.49

(1)
Pursuant to Rule 416(a), the number of shares of Common Stock registered hereunder includes such indeterminate additional shares of Common Stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(2)
Estimated pursuant to Rule 457(h) solely for the purpose of computing the registration fee based upon the average of the high and low prices reported in the consolidated reporting system for the Common Stock on the New York Stock Exchange on March 27, 2018.

(3)
The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act. The total registration fee is $4,242.49 and is being offset in full, pursuant to Rule 457(p), by the unused registration fee paid in connection with the filing of Registration Statement No. 333-186466 filed on February 5, 2013 by NCI Building Systems, Inc., and declared effective on March 28, 2013. Accordingly, after application of this offset, no registration fee was paid upon filing this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10 PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by NCI Building Systems, Inc. (the “Company” or “Registrant”) with respect to its 2003 Long-Term Stock Incentive Plan (the “LTIP” or “Plan”) referred to on the cover of this Registration Statement. Information required by Part I to be contained in the Section 10(a) prospectus for the Plan is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The document(s) containing the information required in Part I of this Registration Statement will be sent or given to each of the Company’s employees who is eligible to participate in the Plan, as specified by Rule 428(b)(1) under the Securities Act. Such document(s) are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute (together with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
EXPLANATORY NOTE

This registration statement on Form S-8 registers additional securities of the same class as other securities for which registration statements on Form S-8 relating to the NCI Building Systems, Inc. 2003 Long-Term Incentive Plan are effective. Accordingly, pursuant to General Instruction E to Form S-8, NCI Building Systems, Inc. hereby incorporates by reference herein the contents of such registration statements on Form S-8 (Registration No. 333-111139, Registration No. 333-124266, Registration No. 333-162568, Registration No. 333-166279 and Registration No. 333-186467 (together the “Previous Registration Statements”)), including any amendments thereto or filings incorporated therein, and hereby deems such contents to be a part hereof, except as otherwise updated or modified by this registration statement. The number of shares registered in each of the Previous Registration Statements filed prior to March 5, 2010 has been adjusted to reflect our 1-for-5 reverse stock split effected on March 5, 2010.

Item 8. Exhibits
  Index to Exhibits

Exhibit Number	Description
4.1	NCI Building Systems, Inc. 2003 Long-Term Stock Incentive Plan (filed as Exhibit 10.1 to NCI's Current Report on Form 8-K dated March 2, 2018 and incorporated by reference herein)
*5.1	Opinion of Debevoise & Plimpton LLP
*23.1	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1)
*23.2	Consent of Ernst & Young LLP
*24.1	Power of Attorney

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on March 28, 2018.

NCI BUILDING SYSTEMS, INC.

By:	/s/ Donald R. Riley
Donald R. Riley
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on March 28, 2018 by the following persons in the capacities indicated.

Name	Title

/s/ Donald R. Riley	President, Chief Executive Officer and Director (Principal Executive Officer)
Donald R. Riley

* Mark E. Johnson	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

* Bradley S. Little	Vice President — Finance and Chief Accounting Officer (Principal Accounting Officer)

* James S. Metcalf	Chairman of the Board

* Kathleen J. Affeldt	Director

* George L. Ball	Director

* James G. Berges	Director

* Gary L. Forbes	Director

* John J. Holland	Director

* Lawrence J. Kremer	Director

* George Martinez	Director

* Nathan K. Sleeper	Director

* William R. VanArsdale	Director

* Jonathan L. Zrebiec	Director

* Donald R. Riley, by signing his name hereto on the 28th day of March, 2018, does hereby sign this document pursuant to powers of attorney duly executed by the Officers and Directors named above, filed with the Commission on behalf of such Officers and Directors, all in the capacities and on the date indicated.

/s/ Donald R. Riley
Donald R. Riley, Attorney-in-Fact